UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 30, 2020

RPM INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14187	02-0642224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2628 Pearl Road, P.O. Box 777, Medina, Ohio	44258
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 273-5090

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	RPM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to Revolving Credit Facility

On April 30, 2020, RPM International Inc. (the “Company”) and certain of its subsidiaries amended the Company’s revolving credit facility by entering into a First Amendment to Credit Agreement with the lenders named therein as lenders (the “Lenders”); and PNC Bank, National Association, as administrative agent for the lenders (the “Administrative Agent”) (the “Credit Agreement Amendment”), which amends the Credit Agreement dated as of October 31, 2018 (the “Credit Agreement”).

The Credit Agreement Amendment allows the Company to increase the maximum permitted Net Leverage Ratio from 3.75 to 1.00 to 4.25 to 1.00 for four consecutive fiscal quarters following notice by the Company to the Administrative Agent on or before June 30, 2021 of such increase and payment of a ten basis point fee (“Increased Net Leverage Ratio Period”). Such increase is in addition to any increase requested by the Company in the maximum permitted Net Leverage Ratio following a Material Acquisition. During an Increased Net Leverage Ratio Period, the Euro-Rate Spread on loans under the Credit Agreement shall be increased to 1.75% and the Base Rate Spread shall be 0.75% until the first day of the month following the Increased Net Leverage Ratio Period; provided, however, if at any time during an Increased Net Leverage Ratio, all three rating agencies rate the Company as non-investment grade, the Euro-Rate Spread shall be 2.00% and the Base Rate Spread shall be 1.00% in each case until earlier of the first day of the month after the Increased Net Leverage Ratio or the date on which at least one rating agency rates the Company as investment grade.

Amendment to Term Loan Agreement

On April 30, 2020, the Company and one of its subsidiaries entered into a First Amendment to Credit Agreement with the lenders named therein as lenders (the “Lenders”); and PNC Bank, National Association, as administrative agent for the lenders (the “Administrative Agent”) (the “Term Loan Agreement Amendment”), which amends the Credit Agreement dated as of February 21, 2020 (the “Term Loan Credit Agreement”).

The Term Loan Agreement Amendment allows the Company to increase the maximum permitted Net Leverage Ratio from 3.75 to 1.00 to 4.25 to 1.00 for four consecutive fiscal quarters following notice by the Company to the Administrative Agent on or before June 30, 2021 of such increase and payment of a ten basis point fee (“Increased Net Leverage Ratio Period”). Such increase is in addition to any increase requested by the Company in the maximum permitted Net Leverage Ratio following a Material Acquisition. During an Increased Net Leverage Ratio Period, the Euro-Rate Spread on loans under the Credit Agreement shall be increased to 1.75% and the Base Rate Spread shall be 0.75% until the first day of the month following the Increased Net Leverage Ratio Period; provided, however, if at any time during an Increased Net Leverage Ratio, all three rating agencies rate the Company as non-investment grade, the Euro-Rate Spread shall be 2.00% and the Base Rate Spread shall be 1.00% in each case until earlier of the first day of the month after the Increased Net Leverage Ratio or the date on which at least one rating agency rates the Company as investment grade.

The descriptions contained herein of the Credit Agreement Amendment and the Term Loan Agreement Amendment are qualified in their entirety by reference to the full text of the Credit Agreement Amendment and the Term Loan Agreement Amendment, respectively, which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ending May 31, 2020, and are incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On May 5, 2020, the Company issued a press release to reaffirm its previously announced financial guidance for its fiscal fourth quarter ending May 31, 2020. The press release, furnished with this Form 8-K as an exhibit, was posted on the Company’s website (www.rpminc.com) and distributed to the media through a newswire service.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in any such filing.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description

99.1	Press Release of the Company, dated May 5, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RPM International Inc.
(Registrant)

Date May 5, 2020

/s/ Edward W. Moore
Edward W. Moore Senior Vice President, General Counsel and Chief Compliance Officer